Exhibit 10.30

SEQUENOM INC.

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”) is entered into between Sequenom, Inc. a Delaware corporation (the “Company”) and Steve Zaniboni (“Employee”) on April 28, 2005. In consideration of, and as a condition of Employee’s employment by the Company, and of the compensation to be paid to Employee by the Company, and in recognition of the fact that Employee will have access to the Company’s confidential, proprietary, and trade secret information, the Company and Employee agrees to the terms and conditions set forth in this Agreement as follows:

1. Employment Status. Employee will continue in the position of Chief Financial Officer. In addition, since February 11, 2005, Employee has served as the acting Chief Executive Officer of the Company, and the Company and Employee have agreed that until the Company’s Board of Directors (the “Board”) appoints the next Chief Executive Officer (the effective date of such appointment is referred to herein as the “CEO Hire Date”), Employee shall serve as the acting Chief Executive Officer. Employee will perform for the Company such duties as may be designated by the Company from time to time. Employee agrees that Employee’s employment with the Company is on an at-will basis, is for no specified term and may be terminated by the Company at any time, with or without Cause (as defined in Section 10(c) herein) in accordance with Section 10 of this Agreement. Similarly, Employee may terminate employment with the Company at any time, for any reason upon written notice as provided in Section 10 of this Agreement. Employee understands and agrees that the at-will nature of Employee’s employment relationship with the Company cannot be changed or modified, except by a written agreement signed by the Chairman of the Board of Directors of the Company.

2. Duties of Employee. Until the CEO Hire Date, Employee shall report to the Board. Thereafter, Employee shall report to the Chief Executive Officer. Employee shall have overall responsibility for the management, direction, and operations of the finance, legal, intellectual property, human resources, and investor relations functions of the company. Employee shall perform such other duties and have such other responsibilities as may be assigned to Employee from time to time by the Board and, after the CEO Hire Date, by the Chief Executive Officer of the Company.

3. Loyalty. Covenant not to Compete

3.1 Loyalty. As long as Employee is employed by the Company, Employee shall devote full time and efforts to the Company and shall not, without the Company’s prior expressed written consent, engage directly or indirectly in any employment, consulting or business activity other than for the Company. While employed by the Company, Employee will not engage in other employment without the Company’s consent, or engage in any activities determined by the Company to be detrimental to the interests of the Company. Employee may serve as director or trustee of one or more corporations or foundations (either for-profit or not-for-profit), if such service has been approved by the Board. Employee will refer to the Company, all corporate opportunities Employee learns of as a result of service of an employee of the Company.

3.2 Agreement not to Participate in the Company’s Competitors. During the term of this Agreement, and during any period during which Employee is receiving compensation or any other consideration from the Company, including severance pay pursuant to Section 10(d) herein, Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Employee to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. Ownership by Employee, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

4. Compensation and Benefits.

(a) Employee’s base salary shall be $350,000 per year, less standard deductions and withholdings, payable in accordance with the Company’s standard payroll policy. The Company shall provide Employee an annual performance bonus as outlined by the Compensation Committee and approved by the Board, less standard deductions and withholdings, in addition to Employee’s base salary.

(b) Employee shall be entitled to participate in such employee benefit plans and to receive such other fringe benefits as are customarily afforded the Company’s employees. Employee understands that, except when prohibited by applicable law, the Company’s employee benefit plans and fringe benefits may be amended, enlarged, diminished or terminated by the Company from time to time, in its sole discretion. In addition, the Company shall pay the automobile lease payments and associated automobile lease related expenses for an automobile as approved from time to time by the Compensation Committee or the Board.

(c) Upon submission of itemized expense statements in the manner specified by the Company, the Company will pay Employee’s reasonable travel and other reasonable business expenses incurred by Employee in the furtherance of and in connection with Employee’s employment hereunder.

5. Employee’s Performance.

(a) Employee shall use best efforts to perform assigned duties diligently, loyally, conscientiously, and with reasonable skill, and shall comply with all rules, procedures and standards promulgated from time to time by the Company. Among such rules, procedures and standards are those governing ethical and other professional standards for dealing with customers, government agencies, vendors, competitors, consultants, fellow employees, and the public-at-large; security provisions designed to protect the Company’s property and the personal security of the Company’s employees; rules respecting attendance, punctuality, and hours of work; and, rules and procedures designed to protect the confidentiality of the Company’s proprietary and trade secret information. The Company agrees to make reasonable efforts to inform Employee of such rules, standards and procedures as are in effect from time to time.

(b) The employment relationship between the Company and Employee shall be governed by the policies and practices established by the Company and the Board. Employee will acknowledge in writing that he has read the Company’s Employee Handbook, which will govern the terms and conditions of his employment with the Company, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

(c) Employee hereby represents and warrants (i) that Employee has the full right to enter into this Agreement and perform the services required of hereunder, without any restriction whatsoever, (ii) that in the course of performing services hereunder, Employee will not violate the terms or conditions of any agreement between Employee and any third party or infringe or wrongfully appropriate any patents, copyrights, confidential information, trade secrets or other intellectual property rights of any person or entity anywhere in the world., (iii) that listed on Exhibit A to this Agreement are the names of all third parties with whom Employee has entered into employment or employment confidentiality agreements, and (iv) Employee shall provide a copy of each such agreement referenced herein to the Company. It is the understanding of both the Company and Employee that Employee shall not divulge to the Company or any of its subsidiaries any confidential information or trade secrets belonging to others, including Employee’s former employers, nor shall the Company or any of its affiliates seek to elicit from Employee any such information. Consistent with the foregoing, Employee shall not provide to the Company or any of its affiliates, and the Company and its affiliates shall not request, any documents or copies of documents containing such information.

6. The Company’s Management Rights. The Company retains its full management prerogatives and discretion to manage and direct its business affairs, including the adoption, amendment or modification of research, development, production or marketing decisions as it sees fit, notwithstanding any individual interest in, or expectation, Employee may have regarding a particular business program or product.

7. Nondisclosure of Confidential, Proprietary or Trade Secret Information. Employee has executed and delivered to the Company a Proprietary Information and Inventions Agreement dated November 10, 2000 (the “Inventions Agreement”) as a condition of his employment. The execution and delivery of this Agreement shall not affect Employee’s obligations under the Inventions Agreement, and the termination of employment shall not release Employee from Employee’s obligations under the Inventions Agreement or as established by applicable laws or the Company’s policies.

8. No Solicitation of Customers or Employees. Employee acknowledges that the Company has invested substantial time, effort and expense in compiling its confidential, proprietary and trade secret information and in assembling its present staff of personnel. In order to protect the business value of the Company’s confidential, proprietary and trade secret information, during Employee’s employment with the Company and for one year immediately following the termination of that employment with the Company:

(a) Employee agrees that information regarding all customers and all prospective customers of the Company, of which Employee learns during Employee’s employment with the Company, is Proprietary Information of the Company as defined in the Inventions Agreement.

(b) Employee agrees not to, either directly or indirectly, solicit business, as to products or services competitive with those of the Company, from any of the Company’s customers or prospective customers with whom Employee had contact during employment with the Company.

(c) Employee agrees not to, directly or indirectly, induce or solicit any of the Company’s employees to leave their employment with the Company.

9. Return of Property. Upon the termination of Employee’s employment with the Company, or at any other time upon request of the Company, Employee shall promptly return any and all customer or prospective customer lists, other customer or prospective customer information or related materials, formulas, computer data and programs, specifications, drawings, blueprints, data storage devices, reproductions, sketches, notes, memoranda, reports, records, proposals, business plans, or copies of them, other documents, materials, tools, equipment, and all other property belonging to the Company or its customers which Employee then possesses. Employee further agrees, that upon termination of employment, Employee shall not take any documents or data of any description containing or pertaining to the Company’s Proprietary Information or Inventions, as those terms are defined in the

Inventions Agreement. Upon leaving the Company’s employment, Employee agrees to sign a Termination Certificate confirming that Employee has complied with the requirements of this Section 9 and that Employee is aware that certain restrictions imposed by this Agreement continue after termination of Employee’s employment. Employee further understands, however, that Employee’s continuing obligations under the Inventions Agreement will continue even if Employee does not sign a Termination Certificate.

10. Termination. Employee’s employment hereunder shall terminate upon the occurrence of any of the following events:

(a) The death or legal incapacity of Employee.

(b) Written notice of termination from the Company to Employee as a result of Employee’s incapacity or inability to further perform services as contemplated herein for a period aggregating 90 days or more within any six-month period, because Employee’s physical or mental health has become so impaired as to make it impossible or impractical for Employee to perform the duties and responsibilities contemplated hereunder.

(c) Written termination notice from the Company to Employee of Employee’s employment termination by the Company for Cause (as hereafter defined). The Company shall have “Cause” for termination of Employee’s employment if any of the following occur:

i.	Employee is convicted of, or pleaded guilty or nolo contendere to, any felony, or any lesser crime or offense having as its predicate element fraud or dishonesty;

ii.	Employee misappropriates, steals or converts any of the property of the Company;

iii.	Employee knowingly and willfully perpetrates any act or omission which submits the Company to criminal liability, or knowingly and willfully causes the Company to commit a material violation of local, state or federal laws, rules or regulations;

iv.	Employee breaches any provision of this Agreement or the Inventions Agreement;

v.	Employee breaches any provision of any other agreement between Employee and the Company and such breach has a material adverse effect on the Company or any of its direct or indirect subsidiaries;

vi.	Employee fails or refuses to perform assigned duties and such failure or refusal continues for a period of 10 days following written notice from the Company; or

vii.	Employee’s violation of any material policy of the Company, including, but not limited to, the Insider Trading Policy.

(d) Written notice from the Company to Employee that Employee’s employment is being terminated without Cause;

(e) Employee’s written notice of resignation without Good Reason (as defined in Section 10(f) below) to the Company. Employee agrees to provide the Company with four weeks notice of Employees’ intent to resign and Employee’s resignation shall not become effective until the end of that four week notice period unless Employee and the Company mutually agree otherwise; or

(f) Employee’s written notice of resignation with Good Reason (as hereafter defined) to the Company but only if delivered during the 12-month period following the CEO Hire Date. Employee agrees to provide the Company with four weeks notice of Employees’ intent to resign with Good Reason, during which the Company will have the opportunity to cure the reason for resignation, and Employee’s resignation shall not become effective until the end of that four week notice period unless cured or unless Employee and the Company mutually agree otherwise. Employee shall have “Good Reason” for resignation if, during the 12-month period following the CEO Hire Date, there is:

i.	a material reduction in Employee’s authority, duties or responsibilities (other than and in addition to the loss of the acting Chief Executive Officer position);

ii.	a reduction by the Company in Employee’s Base Salary that is not part of a reduction in Base Salaries for senior executive officers of the Company as a result of the Company’s performance;

iii.	a material adverse change by the Company to Employee’s Target Bonus or the criteria, milestones or objectives related to Employee’s Target Bonus that is reasonably likely to result in Employee earning less than his Target Bonus;

iv.	any requirement, as a condition to continued service, that Employee enter into any agreement with the Company regarding confidentiality, non-competition, non-solicitation or other similar restrictive covenant that is materially more restrictive than Employee’s written obligations with the Company under which Employee is then bound;

v.	any Board action or assignment related to Employee that is contrary to applicable law, regulatory guidelines, accounting standards or which constitutes an unethical business practice and is not cured by the Board within 30 days of receipt of written notice concerning such action or assignment; or

vi.	a relocation of Employee’s principal place of work to a location that would increase Employee’s one-way commute from his personal residence to the new principal place of work by more than 15 miles.

For purposes of this Section 10(f), the terms “Base Salary” and “Target Bonus” shall have the meanings provided for such terms in the Company’s Change in Control Severance Benefit Plan.

11. Payment After Termination.

(a) Following termination of Employee’s employment, all payments and benefits provided to Employee under this Agreement shall cease as of the date of such termination, except that in the event Employee’s employment is terminated by the Company pursuant to Section 10(d) or by Employee pursuant to Section 10(f), then subject to Employee’s execution and delivery to the Company of a Release and Waiver of claims in the form attached hereto as Exhibit B, for the Severance Pay Period (as hereafter defined) the Company shall (i) pay Employee severance pay in the form of continuation of Employee’s base salary, less standard deductions and withholdings, such payments to be made at the same time as Employee’s salary otherwise would have been payable, and (ii) if Employee elects continued coverage under COBRA, reimburse Employee for Employee’s health insurance premiums for Employee and Employee’s family, to the same extent the Company paid those premiums at the time of termination.

(b) The term “Severance Pay Period” shall mean the period commencing on the effective date of the termination of Employee’s employment under Section 10 and ending on the day that is 12 months subsequent to the date of Employee’s termination. During the Severance Pay Period, Employee will be available to consult with the Company without the payment of additional compensation by the Company as provided in Section 12 herein, and Employee will promptly notify the Company if Employee commences employment with another employer.

(c) If Employee begins employment with another employer during the Severance Pay Period and Employee’s termination of employment is not a “Covered Termination” as such term is defined in the Company’s Change in Control Severance Benefit Plan, then with respect only to the final six months of the Severance Pay Period (i) the amount of base salary continuation payable by the Company to Employee pursuant to this Section 11 shall be reduced by the amount of any compensation paid (or payable) to Employee by such other employer during the balance of the Severance Pay Period after Employee commences such employment (but in any case such amount payable by the Company shall not be reduced below zero) and (ii) the Company’s obligation to reimburse Employee for health insurance premiums pursuant to this Section 11 shall terminate provided that Employee obtains health insurance coverage from such other employer comparable to the coverage provided by the Company at the time Employee’s employment at the Company terminated.

(d) To the extent any amount payable under this Agreement constitutes amounts payable under a “nonqualified deferred compensation plan” (as defined in Section 409A of the U.S. Internal Revenue Code) following a “separation from service” (as defined in Section 409A of the U.S. Internal Revenue Code), then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made until the date that is six months following Employee’s separation from service, but only if Employee is then deemed to be a “specified employee” under Section 409A of the U.S. Internal Revenue Code.

12. Consulting. In exchange for the promises and covenants set forth herein, Employee and the Company agree that during the Severance Pay Period, Employee shall serve as an independent contractor consultant, subject to the terms herein.

(a) Consulting Services. During the Severance Pay Period, Employee shall be available for up to 10 hours per month to consult with the Company in the areas of Employee’s expertise, as requested by the Company’s Chief Executive Officer. Employee’s consulting services shall be performed via telephone, computer communications, or facsimile unless Employee is specifically requested, with reasonable advance notice, to come to the Company’s premises; and Employee will not have an office on the Company’s premises during the Consulting Period.

(b) No Agency or Employment Relationship. During the Severance Pay Period, Employee will not be considered an agent or an employee of the Company; Employee will not have authority to make any representation, contract, or commitment on behalf of the Company and Employee agrees not to do so; and Employee will not be entitled to any of the benefits which the Company may make available to its employees, such as group insurance, profit sharing, or retirement benefits.

(c) Other Work Activities. During the Severance Pay Period, Employee may engage in employment, consulting or other work relationships in addition to Employee’s work for the Company, provided that Employee complies with Section 3.2 herein. The Company agrees to make reasonable arrangements to enable Employee to perform Employee’s consulting services for the Company at such times and in such a manner so that it does not unreasonably interfere with other work activities in which Employee may engage.

(d) Consulting Information. Employee agrees to not to use or disclose any confidential or proprietary information of the Company which Employee obtains or develops in the course of performing Employee’s consulting services for the Company, without prior written authorization from a duly authorized representative of the Company.

13. Termination of the Company’s Obligation. Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in Section 11 or Section 12, the Company’s obligations, and Employee’s rights, pursuant to Section 11 and Section 12 shall cease and be rendered a nullity immediately should Employee violate the provisions of Sections 3.2, 7, 8 or 9 herein or any provision of the Inventions Agreement.

14. Arbitration. The Company and Employee agree that any controversy or claim arising out of or relating to this Agreement or the Company’s employment of Employee (including, but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution or any other federal, state or local statutes or common law) or any dispute arising out of the interpretation or application of this Agreement, which the Company and Employee are unable to resolve, shall be finally resolved and settled exclusively by arbitration in San Diego, California by a single arbitrator who is mutually selected by the Company and Employee. If the Company and Employee cannot agree upon an arbitrator, then each party shall choose its own independent representative and those independent representatives shall in turn choose the single arbitrator within thirty days of the date of the selection of the first independent representative.

15. Miscellaneous.

(a) Entire Agreement. This Agreement, including Exhibits A and B hereto, together with the Inventions Agreement represent the Company’s and Employee’s entire understanding with respect to the subject matter contained herein and therein and supersedes all previous understandings, written or oral between the Company and Employee concerning the subject matters of this Agreement, including but not limited to the Employment Agreements dated April 1, 1999, April 1, 1997 and August 1, 2000. This Agreement may be amended or modified only with the signed written consent of both the Company and Employee. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

(b) Survival. The Inventions Agreement and Sections 3.2, 7, 8, 9, 11, 12, 13, 14 and 15 of this Agreement shall remain in effect after the termination of Employee’s employment by the Company, regardless of the reason the employment relationship ends.

(c) Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Employee’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Employee. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

(d) Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

(e) Injunctive Relief. Employee recognizes that money damages alone would not adequately compensate the Company in event of any breach by Employee of Section 3, 7 or 8 or any provision of the Inventions Agreement. Therefore, Employee agrees that, in addition to all other remedies available to the Company at law, in equity, or otherwise, the Company shall be entitled to injunctive relief to restrain any breach of said Sections and to enforce the provisions hereof, without showing or proving any actual damage to the Company or posting any bond.

(f) Non-Waiver. No failure by the Company to insist upon strict compliance with any of the terms, covenants, or conditions hereof, and no delay or omission by the Company in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g) Governing Law. Venue. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California. The parties agree that the venue for any dispute under this Agreement will be San Diego California, whether in a court of law or before an arbitrator, as provided herein. The Company and Employee severally recognize and consent to the jurisdiction over each of them by the courts of the state of California.

(h) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (1) by personal delivery when delivered personally; (2) by overnight courier upon written verification of receipt; (3) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (4) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing. Notices to the Company shall be sent to the Company’s Chief Executive Officer to such other representative of the Company as the Company may specify in writing.

(i) Employee’s Expenses. The Company agrees to reimburse Employee for the actual fees and expenses of his attorney in connection with the preparation, execution and delivery of this Agreement, but in any event the Company shall not be obligated to reimburse Employee for more than $2,000 pursuant to this Section 15(i).

(j) Advertising Waiver. Employee agrees to permit the Company and its affiliates, and persons or other organizations authorized by the Company or any of its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products or services of the Company or any of its affiliates, or the machinery and equipment used in the provision thereof, in which Employee’s name or pictures of Employee taken in the course of Employee’s provision of services to the Company or any of its affiliates, appear. Employee hereby waives and releases any claim or right Employee may otherwise have arising out of such use, publication or distribution.

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL THE PROVISIONS OF THIS AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

EMPLOYEE:

Date:	April 28, 2005	Steve Zaniboni

/s/ STEVE ZANIBONI
Employee’s Signature

Accepted:

Date:	April 28, 2005	SEQUENOM, INC.

		By:	/s/ HARRY F. HIXSON, JR.
Harry F. Hixson, Jr.
Chairman of the Board of Directors

EXHIBIT A

PRIOR EMPLOYMENT OR CONFIDENTIALITY AGREEMENTS

LIST OF THE NAMES OF ALL THIRD PARTIES WITH WHOM EMPLOYEE HAS ENTERED INTO EMPLOYMENT OR EMPLOYMENT CONFIDENTIALITY AGREEMENTS, EMPLOYEE PRIOR TO BEGINNING EMPLOYMENT WITH COMPANY.

A.	The following lists all are the names of all third parties with whom Employee has entered into employment or employment confidentiality agreements.

Aspect Medical Systems, Inc.-agreement expired

Behring Diagnostics-agreement expired

Boston Scientific Corporation. - agreement expired

Arthur Andersen & Company-agreement expired

Honeywell Information Systems-agreement expired

                 Additional sheets attached

DATED: April 28, 2005

EMPLOYEE:	/s/ STEVE ZANIBONI

1

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

I understand and agree completely to the terms set forth in the Second Amended and Restated Employment Agreement, dated April 28, 2005 to which this form is attached (the “Agreement”). I understand that this release and waiver (the “Release”), together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the Agreement. I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of benefits I will receive under the Agreement, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

This release is not intended to release any continuing obligations of the Company to me, if any, under any written employment agreement that I may have with the Company.

Date:	By:
STEVE ZANIBONI